Exhibit 99

ADDITIONAL TRANSACTIONS

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/Year)	2A. Deemed Execution Date, if any (Month/Day/Year)	3. Trans- action Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Common Stock	9/19/05		S(2)		2,100	D	$20.54	92,300	I	Trust (1)
Common Stock	9/19/05		S(2)		1,000	D	$20.52	91,300	I	Trust (1)
Common Stock	9/19/05		S(2)		79,300	D	$20.50	12,000	I	Trust (1)
Common Stock	9/19/05		S(2)		12,000	D	$20.45	0	I	Trust (1)

(1)  Shares are held in The Nabeel Gareeb Trust II.

(2)  The sale transactions reported on this Form 4 were effected pursuant to a Rule 10b5-1 Plan adopted by the Reporting Person.